UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2006

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal        0-25165   14-1809721
           (State or Other Jurisdiction  (Commission File No.)     (I.R.S. Employer
               of Incorporation)         Identification No.)

302 Main Street, Catskill NY                                                     12414
(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code: (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On February 1, 2006, Greene County Bancorp, Inc. issued a press release disclosing financial results for the six-months and quarter ended December 31, 2005 and 2004. A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01.  Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Exhibits.

Exhibit No.   Description

                99.1    Press release dated February 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE: February 3, 2006      By:  /s/      J. Bruce Whittaker
             J. Bruce Whittaker
            President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Announces Earnings

Catskill, N.Y. -- (BUSINESS WIRE) - February 1, 2006-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County, today reported net income for the six months and quarter ended December 31, 2005. Net income for the six months ended December 31, 2005 amounted to $1.2 million or $0.29 per basic and $0.28 per diluted share as compared to $1.6 million or $0.39 per basic and $0.38 per diluted share for the six months ended December 31, 2004, a decrease of $0.4 million or $0.10 per basic and diluted share. Net income for the quarter ended December 31, 2005 amounted to $527,000 or $0.13 per basic and diluted share as compared to $804,000 or $0.20 per basic and $0.19 per diluted share for the quarter ended December 31, 2004, a decrease of $277,000 or $0.07 per basic and $0.06 per diluted share. Several factors have contributed to the decline in net income including narrowing net interest spread and margin, expenses associated with the implementation of a new deposit and loan processing system, and higher compensation expense.

Net interest income decreased to $5.3 million for the six months ended December 31, 2005 as compared to $5.4 million for the six months ended December 31, 2004, a decrease of $0.1 million or 1.9%. Net interest income decreased to $2.6 million for the quarter ended December 31, 2005 as compared to $2.7 million for the quarter ended December 31, 2004, a decrease of $0.1 million or 3.7%. Net interest spread decreased 22 basis points to 3.79% for the six months ended December 31, 2005 as compared to 4.01% for the six months ended December 31, 2004. Net interest margin decreased 19 basis points to 3.88% for the six months ended December 31, 2005 as compared to 4.07% for the six months ended December 31, 2004. Net interest spread decreased 21 basis points to 3.74% for the quarter ended December 31, 2005 as compared to 3.95% for the quarter ended December 31, 2004. Net interest margin decreased 20 basis points to 3.83% for the quarter ended December 31, 2005 as compared to 4.03% for the quarter ended December 31, 2004. The declines in net interest spread and margin were the result of lower investment portfolio balances and lower average yield on such investments, as well as increases in savings and money market account balances at higher average rates. Growth in the loan portfolio partially offset these factors. These shifts were primarily due to the rising short-term interest rate environment.

The balance of average loans outstanding increased to $169.2 million at an average yield of 6.46% for the six months ended December 31, 2005 as compared to $152.5 million at an average yield of 6.52% for the six months ended December 31, 2004, an increase in average balance of $16.7 million and a decline in average yield of six basis points. The balance of average loans outstanding for the quarter ended December 31, 2005, increased to $171.8 million at an average yield of 6.48% as compared to $154.3 million at an average yield of 6.50% for the quarter ended December 31, 2004, an increase in average balance of $17.5 million and a decline in average yield of two basis points. Funding loan growth were investment securities repayments and maturities as well as growth in deposits. The average balance of investment securities decreased to $92.5 million at an average yield of 3.18% for the six months ended December 31, 2005 as compared to $99.3 million at an average yield of 3.87% for the six months ended December 31, 2004, a decrease in average balance of $6.8 million and a decrease in average yield of 69 basis points. The average balance of investment securities decreased to $89.7 million at an average yield of 2.93% for the quarter ended December 31, 2005 as compared to $101.3 million at an average yield of 3.68% for the quarter ended December 31, 2004, a decrease in average balance of $11.6 million and a decrease in average yield of 75 basis points. Maturing high-yield corporate securities were replaced with lower-yielding tax free securities and mortgage-backed investments during the six months and quarter ended December 31, 2005. Savings and money market accounts average balance grew to $135.6 million with an average rate of 1.34% for the six months ended December 31, 2005 as compared to $132.5 million with an average rate of 1.13% for the six months ended December 31, 2004, an increase of $3.1 million in average balance and an increase in average rate of 21 basis points. Savings and money market accounts average balance was $132.5 million with an average rate of 1.40% for the quarter ended December 31, 2005 as compared to $133.0 million with an average rate of 1.14% for the quarter ended December 31, 2004, a decrease of $0.5 million in average balance and an increase in average rate of 26 basis points.

The provision for loan losses for the six months ended December 31, 2005 decreased to $60,000 as compared to $71,000 for the six months ended December 31, 2004. The provision for loan losses for the quarter ended December 31, 2005 increased to $30,000 as compared to $27,000 for the quarter ended December 31, 2004. The level of provision for loan losses for the six months and quarter ended December 31, 2005, was driven by the continued strong asset quality and the slightly higher level of net charge-offs associated with the overdraft protection program. Various regulatory agencies have issued guidance recommending banks include the charged off account balances associated with such a program in the evaluation of the allowance for loan loss.

Noninterest income increased to $1.6 million for the six months ended December 31, 2005 as compared to $1.4 million for the six months ended December 31, 2004, an increase of $0.2 million or 14.3%. Noninterest income increased to $760,000 for the quarter ended December 31, 2005 as compared to $706,000 for the quarter ended December 31, 2004, an increase of $54,000 or 7.6%. Service charges on deposit accounts increased $29,000 and $3,000 for the six months and quarter ended December 31, 2005 as compared to the six months and quarter ended December 31, 2004 due to higher levels of insufficient funds charges. The Company continues to grow income from higher volumes of activity in debit cards, E-commerce and services performed through Essex Corp’s “Investors MarketPlace”, an alternative investment resource.

Noninterest expense amounted to $5.2 million and $4.5 million for the six months ended December 31, 2005 and 2004, respectively, an increase of $0.7 million, or 15.6%. Noninterest expense amounted to $2.6 million and $2.3 million for the quarters ended December 31, 2005 and 2004, respectively, an increase of $0.3 million or 13.0%. The most significant items contributing to the overall increases in noninterest expense were higher salary and employee benefits. Salary and employee benefits amounted to $2.9 million and $2.5 million for the six months ended December 31, 2005 and 2004, respectively. Salary and employee benefits amounted to $1.4 million and $1.3 million for the quarters ended December 31, 2005 and 2004, respectively. Salaries and employee benefits costs increased $0.4 million and $0.1 million when comparing the six months and quarters ended December 31, 2005 and 2004, respectively. Additional staffing, including business development and marketing personnel, a Controller and several branch personnel contributed to the higher expense as well as retirement expense, which increased approximately $65,000 for the six months ended December 31, 2005 as compared to 2004 as a result of more staff eligible to participate in the retirement plans. Occupancy expense increased $58,000 and $37,000 when comparing the six-month and quarterly periods ended December 31, 2005 and 2004, primarily due to higher depreciation expense associated with the replacement of the Cairo branch and improvements made in other branches as well as higher utilities and insurance costs. Furniture and equipment expenses increased $71,000 and $43,000 when comparing the six-month and quarterly periods ended December 31, 2005 and 2004, primarily due to higher depreciation expense associated with computer equipment upgrades, the new data processing system and furniture for the new branch. Service and data processing fees have decreased approximately $34,000 when comparing the six-month and quarterly periods ended December 31, 2005 and 2004, primarily due to the discontinuance of an out-sourced data processing solution. Other noninterest expenses increased $212,000 or 24.8% to $1.1 million for the six months ended December 31, 2005 as compared to 2004. Other noninterest expenses increased $164,000 or 38.1% for the three months ended December 31, 2005 as compared to 2004. Expenses associated with the data processing system conversion such as de-conversion expenses, training costs, computer supplies and licensing fees, and professional fees were the primary cause for these increases.

The effective tax rate remained relatively consistent at 28.8% and 28.6% for the six months ended December 31, 2005 and 2004, respectively. The effective tax rate decreased to 27.3% for the quarter ended December 31, 2005 as compared to 28.7% for the quarter ended December 31, 2004, the result of tax-free income representing a higher level of the overall income. Tax benefits associated with the Management Recognition Plan of 2000 helped reduce the effective rate for the periods ended December 31, 2004. This stock-based compensation was fully vested as of March 28, 2005, and as a result the tax benefit associated with the plan did not exist for the periods ended December 31, 2005 offsetting the affect of the higher level of tax-free income.

Total assets of the Company were $295.3 million at December 31, 2005 as compared to $294.7 million at June 30, 2005, an increase of $0.6 million, or 0.2%. The most significant growth occurred in net loans which increased $11.6 million, or 7.1%, to $175.9 million at December 31, 2005 as compared to $164.3 million at June 30, 2005. This growth was primarily funded by investment maturities and repayments. The overall investment portfolio decreased $12.2 million, or 12.3%, to $86.7 million at December 31, 2005 as compared to $98.9 million at June 30, 2005. Total deposits increased $2.8 million or 1.1%, to $256.0 million at December 31, 2005 as compared to $253.2 million at June 30, 2005. The increase in deposits was used to fund the repayment of $2.5 million of borrowings during October 2005.

Shareholders’ equity increased to $33.5 million at December 31, 2005 from $32.8 million at June 30, 2005, an increase of $0.7 million or 2.1%. Net income of $1.2 million was partially offset by dividends paid of $402,000. Accumulated other comprehensive income decreased $194,000 as a result of the mark-to-market of the available-for-sale investment portfolio, net of tax. Other changes in equity were the result of activities associated with the various stock based compensation plans of the Company including the 2000 Stock Option Plan and ESOP Plan.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its seven branch offices located in Catskill, Cairo, Coxsackie, Greenville, Hudson, Tannersville, and Westerlo, New York. Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.thebankofgreenecounty.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	As of December 31, 2005	As of June 30, 2005
Assets
Total cash and cash equivalents	$20,840,974	$19,931,206
Investment securities, at fair value	86,675,713	98,851,363
Federal Home Loan Bank stock, at cost	632,200	1,784,800

Gross loans receivable	177,215,719	165,690,699
Less: Allowance for loan losses	(1,258,352)	(1,235,999)
Less: Unearned origination fees and costs, net	(92,249)	(163,203)
Net loans receivable	175,865,118	164,291,497

Premises and equipment	8,792,963	7,795,631
Accrued interest receivable	1,602,178	1,572,830
Prepaid expenses and other assets	841,300	452,242
Other real estate owned	---	---
Total Assets	$295,250,446	$294,679,569

Liabilities and shareholders’ equity
Noninterest bearing deposits	$38,691,887	$37,590,756
Interest bearing deposits	217,338,710	215,646,532
Total deposits	256,030,597	253,237,288

FHLB borrowing	5,000,000	7,500,000
Accrued expenses and other liabilities	736,653	1,189,782
Total liabilities	261,767,250	261,927,070
Total shareholders’ equity	33,483,196	32,752,499
Total liabilities and shareholders’ equity	$295,250,446	$294,679,569
Common shares outstanding	4,132,206	4,129,906
Treasury stock, at cost	173,464	175,764

	For the	For the	For the	For the
	Six Months	Six Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Interest income	$7,188,982	$7,022,415	$3,553,145	$3,514,998
Interest expense	1,846,231	1,605,335	940,153	793,714
Net interest income	5,342,751	5,417,080	2,612,992	2,721,284
Provision for loan loss	60,000	70,503	30,000	26,674
Noninterest income	1,562,609	1,390,385	760,414	706,333
Noninterest expense	5,183,890	4,482,498	2,618,516	2,272,999
Income before taxes	1,661,470	2,254,464	724,890	1,127,944
Tax provision	478,800	645,800	197,700	323,800
Net Income	$1,182,670	$1,608,664	$527,190	$804,144

Basic EPS	$0.29	$0.39	$0.13	$0.20
Weighted average shares outstanding	4,091,442	4,113,608	4,093,593	4,117,386

Diluted EPS	$0.28	$0.38	$0.13	$0.19
Weighted average diluted shares outstanding	4,177,775	4,211,444	4,179,338	4,214,608

Dividend [1]	$0.22	$0.21

	At and For the	At and For the	For the	For the
	Six Months	Six Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004

Selected Financial Ratios
Return on average assets	0.81%	1.12%	0.73%	1.12%
Return on average equity	7.18%	10.43%	6.36%	10.27%
Net interest rate spread	3.79%	4.01%	3.74%	3.95%
Net interest margin	3.88%	4.07%	3.83%	4.03%
Non-performing assets to total assets	0.37%	0.11%
Non-performing loans to total loans	0.62%	0.21%
Allowance for loan loss to non-performing loans	114.89%	392.65%
Allowance for loan loss to net loans	0.72%	0.83%
Shareholders’ equity to total assets	11.34%	11.02%
Book value per share	$8.18	$7.80
Dividend payout ratio adjusted for MHC Waiver[1]	33.98%	23.72%

Note: All share and per share information for the periods ended December 31, 2004 has been restated to give effect to the 2-for-1 stock split which was effective on May 31, 2005.

1 Greene County Bancorp, MHC 53.5% owner of shares issued waived its right to receive dividends.

Contact: J. Bruce Whittaker, President and CEO or Michelle Plummer, CFO and Treasurer
Phone: 518-943-2600